POWER OF ATTORNEY

I, NAMITA JINDAL, hereby make, constitute and appoint SCOTT J. POSNER and MELISSA KLAUDER, as my true and lawful attorneys-in-fact, to execute and file all instruments, documents, certificates and other items required to be executed and filed with the Securities and Exchange Commission by me under and pursuant to Section 16(a) of the Securities and Exchange Act of 1934, as amended, as a result of my position with TEREX CORPORATION, including, without limitation, all Forms 3, 4 and 5 that may be required as a result of my transactions in equity securities of TEREX CORPORATION while a director or officer of TEREX CORPORATION.

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of March, 2026.

Namita Jindal

STATE OF CONNECTICUT)
: ss Norwalk
COUNTY OF FAIRFIELD)

On this 4th day of March 2026 before me, Heather Graham personally appeared Namita Jindal, known to me to be the person whose name is subscribed above and acknowledge that he executed the same for the purposes therein contained.

In witness whereof I hereunto set my hand.

Heather Graham, Notary Public
My commission expires: June 30, 2028

HEATHER GRAHAM
NOTARY PUBLIC
State of Connecticut
My Commission Expires
June 30, 2028